Exhibit 5.1

330 North Wabash Avenue

Suite 2800

Chicago, Illinois 60611

Tel: +1.312.876.7700 Fax: +1.312.993.9767

www.lw.com

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October 1, 2026

WhiteHawk Minerals Corp.

2000 Market Street, Suite 910

Philadelphia, Pennsylvania 19103

Re: Registration Statement on Form S-1; Series F Redeemable Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to WhiteHawk Minerals Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 100,000 shares of Series F Redeemable Preferred Stock, par value $0.0001 per share (the “Shares”), included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2026 (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

October 1, 2026 Page 2

General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of dealer manager agreement and the form of certificate of designations establishing the Series F Redeemable Preferred Stock most recently filed as exhibits to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP